Exhibit 99.4

English Translation of Original

Agreement, which is in Spanish

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

INTERNATIONAL GOLD PINEAPPLE PURCHASE AGREEMENT D.D.P. (PORT OF DESTINATION)

This International Pineapple Purchase Agreement is entered into by and between CHIQUITA FRUPAC INC., a commercial partnership organized and in existence pursuant to the laws of the State of Delaware, United States of America (the “Buyer”), and BANANA INTERNATIONAL CORPORATION (BIC), a company organized and in existence pursuant to the laws of the Republic of Panama, with its principal domicile in Panama (the “Seller”), in conformity with and in connection to the Stock Purchase Agreement that will be signed by and between Chiquita International Limited and Chiquita Brands, LLC, on the one part, and Invesmar Limited on a subsequent date and under the following terms and conditions:

FIRST SECTION: DEFINITIONS. For purposes of this Agreement, the parties adopt the following definitions:

1. NORTHEASTERN ZONE OF NORTH AMERICA: Includes the following states of the United States of America: New York, Pennsylvania, New Jersey, Rhode Island, Washington DC, Connecticut, Delaware, Maryland, Massachusetts, Maine, New Hampshire and Vermont.

2. FRUIT: Is the Gold Pineapple, name by which the YELLOW VARIETY or hybrid is known, also known in the market as gold variety (#7.3.11.4 pursuant to the P.R.I. classification (Pineapple Research Institute)). This yellow pineapple has characteristics which differentiate it from the green varieties of pineapple, for example: Brix Degrees (measurement of sugar concentration in the interior of the Fruit), uniformity in the color of the pulp (all yellow), very sweet flavor, very low acidity and green crown which contrasts with the yellow color of the [skin][rind]. It is packed in boxes of 11.5 net kilos and usually is palletized at 70 or 75 boxes per pallet.

3. WEIGHTED AVERAGE GROSS PRICE BY SIZE: Is the value resulting from the division of the gross sales of certain size of Fruit by the total amount of boxes of Fruit sold for such size. This definition excludes special packaging, which are those packages other than the boxes packed under the Venetian brand pursuant to Exhibit B.

4. WEIGHTED AVERAGE NET PRICE BY SIZE: Is the value obtained after deducting from the Weighted Average Gross Price Per Size, the administration and sales expenses of Banacol Marketing Corporation (BMC.), which the parties stipulate for purposes of this agreement at 3.5% and the commercial discounts of the Fruit, in other words, those discounts granted to clients of BMC due to their sales efforts, such as rebates, promotions and discounts for prompt payment, all which shall be reflected in the audits which shall be done per Seller’s account as provided in Section 3(1).

5. ACCOUNTING PERIOD: Comprised of a period of time of about four to five weeks as established for each calendar year annually adopted for such purposes by Banacol Marketing Corporation (BMC) and notified to the Buyer before the beginning of each calendar year and not later that the 15th day of December of the previous year.

6. NATURAL FLOWERING: Natural phenomenon that affects the cultivation of pineapples and that produces the induction or birth (release of the fruit by the plant), which occurs when days are short and cold with temperatures under 18 degrees centigrade, which causes a stress in the plant that induces such birth. Normally the period with these conditions is at the end of November and during the month of December.

7. HARVEST: Is the action or agricultural practice exercised when the plant has a determined weight (set by the Production Management and in accordance with demand) to obtain a Fruit of an adequate size. This task is done throughout the year in order to have a continuous and programmed production, by applying a growth regulator over the plants. The Seller shall notify the Buyer, before the beginning of each year, of its harvest schedule. If material changes are made to such tentative schedule, the Seller shall also notify the Buyer of such changes.

8. CONTAINER: Refers to the individual recoverable structure with refrigeration capacity, normally known in the industry as “refrigerated container” or “reefer,” used for the maritime transport of the pineapples which, for purposes of this Agreement, will be 40 feet long of the High Capacity “High Cube” type, in good operational state with respect to the refrigeration units and in a structural condition that is acceptable for the transport of the Fruit, this means, without tears in the insulation, with floors in good repair and airtight seals on its doors, as set forth in Exhibit E. The Buyer shall use its best efforts to supply High Cube Containers, but in case it cannot, it shall supply normal 40 feet refrigerated Containers, in which case it assumes the risk with respect to the quality and additional cost this implies, as specified in Exhibit E.

9. DISPATCH INSPECTION AND EQUIPMENT RECEIPT FORM (“E.I.R”). Refers to the form for the inspection of the Container’s condition every time it is received by the Buyer or the Seller, as described in Exhibit E(1). Each party assumes the costs caused by this process.

10. DDP (delivery duty paid): Term of international purchase as defined in Incoterms 2.000 of the International Chamber of Commerce, except as otherwise set forth in this agreement.

11. PORT OF DESTINATION: Is the regular port of the Seller in the northeastern coast of the United States of America. In the first months of 2004, it shall be Philadelphia, Pennsylvania, and thereafter Eddystone, Pennsylvania, without prejudice of any definitive variation by the Seller to an Alternate Port of Destination, with the prior agreement of the Buyer, who shall not unreasonably deny such consent.

In special cases, the Seller shall be able to temporarily use an Alternate Port of Destination, of which it shall notify the Buyer in an opportune manner, trying to maintain the same costs incurred by the Buyer and, in case they were greater, the Buyer shall recognize them in favor of Seller, and if they were less, the Seller shall recognize them in favor of the Buyer.

12. ALTERNATE PORT OF DESTINATION: Is used in cases of force majeure events which impede unloading at the Port of Destination and shall always be one of the ports available in the Delaware River Zone, without prejudice of any agreement that, upon the occurrence of an event, the parties may reach.

13. PORT OF SHIPMENT: Is the regular port of the Seller in the Atlantic coast of Costa Rica, currently the port of Moin, without prejudice of a change, with prior notification to the Buyer, to the Port of Limon.

14. PLANTATION: Are all the farms described in Exhibit A) to this Agreement, which owners are the entities set forth therein, and are referred to herein as “The Producers.” Exhibit A) also contains a general description of the Plantation, the plans corresponding to each one of the farms which comprise the Plantation including the corresponding description of the total area, the area dedicated to the production of pineapples, measurements and boundaries. The parties, by common accord, may incorporate other farms owned by third parties that supply pineapples to the Seller in order that they form part of the Plantation.

15. MARKINGS: Are the Markings, designs and trade names with which Buyer may decide to distinguish the Fruit.

16. TECHNICAL REPRESENTATIVE: Is the entity affiliated to the Buyer or subordinated to the Buyer by an exclusive contract by the industry or the persons employed by said entities or directly by the Buyer, attorneys-in-fact but without power of representation, except as to which such person is expressly authorized to represent the Buyer in accordance with this Agreement, whose duties, which are generally related to quality, are described below. The Technical Representative may be changed at any moment by the Buyer, with prior written notification to the Seller.

17. QUALITY MANUAL: Document agreed upon by the parties, which is incorporated by reference herein and attached to this Agreement as Exhibit C, in which the characteristics of the Fruit and the packaging materials, the procedures and inspections of quality are set forth.

18. PACKAGING ERROR: Refers to Fruit with labels or boxes that do not match the brand requested or with characteristics (size, variety, crown) which differ from the bill of lading.

19. BANACOL MARKETING CORPORATION (BMC). A company domiciled in the State of Florida, United States of America, that belongs to the Seller’s same economic group and that will assume, on its behalf and/or on its own account, some of the obligations derived from this agreement.

20. CODE OF CONDUCT. Refers to the “Code of Conduct . . . living according to our Fundamental Values” published by Chiquita Brands International and in effect on the date this agreement is signed.

SECTION TWO: PURCHASE AND SALE

1. GENERAL CONDITIONS: The Seller will sell the Fruit to the Buyer and the Buyer will acquire the Fruit under the DDP terms (delivery duty paid) at the Port of Destination, on a weekly basis as established below.

The Seller shall assume the costs of unloading the Fruit at the Port of Destination and the movement necessary for quality inspection at the dock, the inspection by the USDA and its loading on the trucks or chassis determined by the Buyer. When Container are used, any movement or additional cost, such as energy for the containers and stripping, shall be on account of the Buyer.

The foregoing means that all production, processing, packaging, exportation and transportation costs to the Port of Destination and the importation shall be on account of the Seller, including the payment of excise taxes, if any, and the actions that may be required for importation into the United States of America.

2. PROPERTY AND RISK: By virtue of this Agreement and as indicated herein, the Buyer will maintain its condition as proprietor of the Fruit until 24 hours after the arrival of the vessel at the Port of Destination or until its delivery if it were to occur before the expiration of such period. Therefore, the risk of loss of the Fruit, in whole or in part, resulting from any reason or cause, shall be on account of the Seller up to such time when the Fruit has been delivered loaded in the trucks or chassis as provided by the Buyer at the Port of Destination, provided, that this delivery shall be carried out in the 24 hours following the arrival of the vessel at the Port of Destination. If the Fruit has not been delivered within this term due to facts attributable to the Buyer, then the risk of loss shall be attributable to the Buyer. The Fruit shall be covered by the Seller’s maritime policy (“Marine Cargo Insurance”) until its physical delivery to the Buyer. The risk of the containers, once the ownership of the Fruit has been transferred, shall be on account of the Buyer, except for what is covered by the port contractor.

If the loss of the Fruit occurs for causes inherent to the elements supplied by the Buyer (chassis, Containers or gen set), the Buyer shall suffer the risk of such loss, irrespective if such loss occurred prior to or after the delivery.

When as authorized by this agreement, the Buyer shall divert part of the Fruit to the European market, the delivery of this Fruit shall be made alongside the vessel designated by the Buyer in an Atlantic zone port of the Republic of Costa Rica (FAS Incoterms 2000) and, therefore, the property and risk over the same shall be the Buyer’s as of this moment.

3. TRANSPORT OF THE FRUIT. Except for the Fruit the Buyer may redirect to Europe, all the Fruit shall be taken to the Port of Destination in vessels provided by the Seller, in the following manner:

The Seller shall transport 15,400 boxes weekly below decks or in any other technically feasible manner and shall assume the cost up to a maximum of six (6) days of storage in refrigerated rooms for the aforementioned boxes, and up to one hundred pallets of Fruit may remain without additional cost until noon of the seventh day, and up to fifty of these one hundred pallets until the Sunday of that week. The loading onto the truck for those same boxes at the Port of Destination shall be on account of the Seller. The empty space during the course of the week due to the withdrawal of the 15,400 boxes may be utilized by the Buyer to store Fruit placed in containers, for which service it shall pay.

The Seller shall assume the rental and maintenance cost of the containers being used, up to 100 and up to a maximum of USD 8.00 per day for the rental and a maximum amount of USD 2.58 per day for the maintenance, which includes repairs of damages of up to USD 750. For damages in excess of the aforementioned amount, the repairs shall be made at a workshop agreed to by the parties, pursuant to the provisions of the I.I.C.L. (International Institute of Container Lessors).

The Buyer shall opportunely supply the Containers for the volumes that exceed the 15,400 weekly boxes that the Seller shall transport.

4. IMPORTATION REQUIREMENTS: The Buyer or the Producers shall be the exporters of the Fruit and the Buyer shall be the importer. The Seller guarantees that it will have the permits, licenses and other necessary documentation, as well as pay out of its own account all taxes and charges, national and municipal, which are charged upon the production of pineapples for export. The Seller shall also obtain or issue on its own account and deliver to the Buyer all necessary legal documents, now or during the term of this Agreement, required by the Buyer in order to take possession and freely dispose of the Fruit, including, for example, commercial invoices, certificates of origin, phytosanitary registrations, licenses or certificates of importation and exportation, etc. Such documents shall be issued in the languages and the formats legally required in order that the Buyer may import the Fruit that is sold under the D.D.P. and F.A.S terms and in any case, the free disposition of Fruit into the destination markets.

The Seller will opportunely notify the Buyer of the name of the vessel, the date of shipment, the amounts and sizes shipped, the estimated date and hour of arrival of the vessel at the Port of Destination as well as any other facts necessary to efficiently run its operation.

The Buyer shall provide to the Seller, at its own risk and expense, the assistance to obtain, when necessary, any import license or required official authorization.

5. VOLUMES: The Buyer covenants to supply to the Buyer and the Buyer covenants to acquire, by paying the price agreed upon below, 2 million boxes of Fruit, by size as stipulated below, during the first year of this agreement’s term and 2.5 million boxes annually starting on the second year of the Agreement, to be delivered on a weekly basis, pursuant to the programmed schedule for the first year attached hereto as Exhibit B. The Seller shall employ its best efforts in order to deliver, within its possibilities, constant volumes to optimize the use of the equipment.

In the event a force majeure event were to occur during several weeks or months of the year, which impede the delivery by the Seller of the programmed volume, the Seller shall employ its best efforts to recover the drop in volume within the same calendar year, but giving the Buyer a treatment that is comparable with its obligations with other buyers of the Seller and with the volumes of the Seller.

It shall be understood that no force majeure shall exist whenever by reason of any specific event defined in Clause Eight, the total production of the farms that comprise the Plantation shall be affected by 5% or less of its annual estimate, in which case the Seller shall not reduce the volumes committed to with the Buyer.

Any specific event of those defined in Clause Eight that affects the total production of the farms that comprise list #1 of Exhibit A by more than 5% of its annual estimate, shall be considered a force majeure for purpose of this agreement and in this case the Seller shall adjust the volumes committed with the Buyer by the same percentage affected, but discounting the first 5% grace amount agreed to in the Buyer’s benefit.

The boxes rejected by the Buyer shall be replaced by the Seller within the following eight (8) weeks in a balanced manner.

6. SIZE OF THE FRUIT: The Fruit object of this Agreement is described in the QUALITY MANUAL attached hereto as Exhibit C), and shall be comprised of an assortment of sizes #5, 6, 7, 8, 9 and 10, in accordance with the following rules:

Fruit size #10 shall be limited to a maximum of 5% of the weekly total delivery, but there shall always be, within such limit, an even distribution of sizes between the Seller and the Buyer.

The Buyer shall have the right, but not the obligation, to send to Europe all pineapples size #10 and #9 and any amount of Fruit size #8 in excess of the 5% of Fruit to be delivered on any given week. The Seller will invoice such Fruit to the Buyer, or to the party designated by the Buyer, subject to its responsibility, on the same date, in the same manner and at the same prices used for the rest of the Fruit delivered at the Port of Destination.

In the event the Fruit is diverted to Europe, the Fruit shall be delivered by the Seller alongside the vessel designated by the Buyer on the port of the Atlantic zone of Costa Rica and, in consideration for the freight and expenses not incurred by the Seller, the Seller will ship to the Buyer, without cost and in the same week in which the Fruit is diverted, a different cargo, up to an equal amount, in Containers from the Port of Shipment to the Port of Destination, and the Buyer shall undertake the loading and unloading of the Containers. This obligation to ship may not be carried over or accumulated from one week to the next.

When peak production occurs as a result of Natural Flowering, Harvest of the Plantation or other events, the Seller may deliver to the Buyer up to a maximum of 15% of the weekly delivery of Fruit size #9, but there shall always be, within such limit, an even distribution of sizes between the Seller and the Buyer.

When the Plantation produces size #4, the Seller shall give the Buyer a treatment similar to that given to its other clients interested in such size.

7. NO EXCLUSIVITY: This Agreement does not imply any exclusivity in the supply or in the obligation to purchase the product. Accordingly, during the term of this Agreement, the Seller acknowledges and agrees that the Buyer is not restricted by this Agreement to purchase or sell Fruit from other sources and that such purchase and sale by the Buyer will not constitute a breach of this Agreement by the Buyer. In addition, the Buyer acknowledges and agrees that the Seller is not restricted in any way by this Agreement from selling Fruit to other clients, directly or through distributors.

8. OTHER OBLIGATIONS OF THE SELLER: In addition to the obligations set forth in other sections of this Agreement or the law, the Seller shall have the following obligations:

•	Maintain the practices with respect to the packaging, palletizing and warehousing of the pineapple, duly acknowledged and accepted by the Buyer at the time of the execution of this Agreement and which shall not be changed without the Buyer’s prior knowledge, with sufficient anticipation. The Buyer may oppose the change if it considers the change may harm it, in which case the change shall not be implemented.

•	Use its best efforts to guarantee the schedule of shipments.

•	Keep the Buyer informed about changes in forecasted production and its shipping schedule that may affect this agreement.

•	Implement and maintain adequate controls in its entire operation to limit, to the extent possible, the illegal shipment of drugs and other types of illegal imports in the cargo delivered to the Buyer at the Port of Shipment or the Port of Destination.

9. OTHER OBLIGATIONS OF THE BUYER: In addition to the obligations set forth in other sections of this Agreement or the law, the Buyer shall have the following obligations:

•	Provide the Seller a report for the previous calendar quarter regarding the volumes and the average sale price by size of the Fruit. The Buyer shall deliver this report to the Seller fifteen days after the start of the following calendar quarter.

•	Use its best efforts to notify the Seller, in writing, of any change in legislation in North America which is known to the Buyer and in the Buyer’s opinion may affect this Agreement.

SECTION THREE: PRICES AND MANNER OF PAYMENTS.

PRICES. For each size, the price of the Fruit for the agreed upon volume, shall be [*].

[*]

When the parties agree on volume increases over the agreed upon annual volumes, the weekly price by size shall be [*].

1. MANNER OF PAYMENT. The Seller shall prepare weekly, once the Fruit has been loaded at the Port of Origin, an invoice at the prices established by size in Exhibit D for the first year of the term of the agreement, which the Buyer shall pay on the Friday of the week following the arrival date, by means of a wire transfer to the bank account or accounts designated by the Seller in the bank of its selection, which shall be informed to the Buyer in a written notification. Once the Fruit has been delivered, in case differences exists between the amounts invoiced and the amounts delivered, the Seller shall make an adjustment note (debit or credit).

From the second year of the term of the agreement, the invoice shall be [*].

Every Accounting Period, once the certification regarding the prior Accounting Period has been obtained, the Seller shall make an adjustment note to the invoice (debit or credit), for which, in the event the Buyer has a balance in its favor, may be deducted from the amount owed to the Seller and, otherwise, the Seller shall cancel the positive balance within the following seven (7) days.

SECTION FOUR: OPERATIONAL ASPECTS.

1. MATERIALS, SPECIFICATIONS AND COSTS. The cardboard boxes, labels, pallets and any other packaging material related to the packaging and palletization placement] process, the fungicide for the control of post-harvest diseases and other materials and supplies necessary for the packaging of the Fruit shall comply with the specifications detailed in the Quality Manual which is attached hereto as Exhibit B and are those of common usage for Venetian quality Fruit, sufficiently known by the Buyer. The costs related to the acquisition of such materials, shall be on the exclusive account of the Seller.

2. BOXES AND OTHER INITIAL MATERIALS. If the boxes and materials initially requested by the Buyer for the packaging of the Fruit shall have different costs than those actually used by the Seller for the Venetian quality, the difference shall be recognized or discounted at the moment the price is paid. The Buyer shall supply the initial specifications of its boxes and the [molds] for their manufacture.

3. CHANGE OF MATERIALS. The Buyer may vary the conditions and specifications of packaging materials (the cardboard boxes, plastics, stamps, labels, pallets, any other packaging material related with the packaging and palletizing process, the fungicide for the control of post-harvest diseases and additional materials and supplies necessary for packaging) providing the Seller at least fifteen (15) days notice. In such case, the possible savings or additional costs generated with such variations, shall solely benefit or affect, in each case, the Buyer. In case of changes implying a longer term for their practical application, the Buyer shall provide notification within the term reasonably required by the Seller. Prior to the implementation of these changes, the parties shall agree to the price and cost adjustments that shall proceed, with the understanding that consent may not be denied as long as the adjustments are proportional to the changes taking into account the effect of these changes in the Seller’s direct net profits.

In case of changes in the packaging materials with respect to the Venetia quality Fruit, the Seller, at the Buyer’s option, shall make these same changes to the Fruit, without any additional cost for the Buyer, excluding special packages and experiments.

4. CHANGE OF FRUIT SPECIFICATIONS. The Buyer and the Seller may, by a written and mutual agreement, change the conditions and specifications of the Fruit and other conditions of this agreement. In that case, the possible additional savings or costs generated with such change shall solely benefit or harm the Buyer. Prior to the implementation of these changes, the parties shall agree on the price and cost adjustments that shall proceed, with the understanding that consent shall not be denied as long as adjustments are proportional to the changes and take into account the effect of these changes on the Seller’s direct net profits.

5. MARKINGS AND STAMPS. SELECTION OF MARKINGS. The Buyer shall freely select the markings that will be placed on the stamps or labels that are adhered to the Fruit and the boxes in which they are packed. The Buyer shall take into account, in any change of Markings, the minimum run of stamps, labels or boxes the change implies and the right of the Seller to previously exhaust the reasonable inventories of materials it may have, which are estimated at between 10 and 12 weeks, on average. The art and [negatives] of the Markings, in such case, shall be supplied by the Buyer or the Technical Representative.

6. USE AND PROTECTION OF THE MARKINGS. USE AND PROTECTION OF MARKINGS. The Seller acknowledges the following: (a) that the Buyer has the exclusive right to use and order the use of the Markings; (b) that the Markings are and will remain the exclusive property of the Buyer or of the entity or entities that have granted the respective use license; (c) the Seller has no right whatsoever with respect to the Markings and the use of the same by the Seller shall not generate it. The Seller obligates itself to strictly follow the instructions the Buyer or the Technical Representative shall provide with respect to the use and protection of the Markings. The Seller obligates itself to immediately inform the Buyer or the Technical Representative when it is confronted with a misuse of the Markings. The Seller shall be responsible for the misuse or for uses different to those contemplated for purposes of this Agreement, of the stamps, labels and other packaging materials distinguished with the Markings. The Buyer assumes the cost of the defense by Seller for suits filed by third parties against the Seller for alleged misuse by the Seller of the Markings that the Buyer orders the Seller to use to distinguish the Fruit and the case having been heard, shall assume the payment of the respective fines and indemnities. In case such suits are instituted, the Buyer shall have the option of assuming the defense with its own counsel and under its exclusive control, for which the Seller shall provide the necessary collaboration, including the issuance of powers of attorney in favor of the counsel designated by Buyer. The Seller covenants to notify promptly the Buyer regarding the existence of any claim or commencement of any suit of this nature against the Seller. The lack of prompt notice shall not prevent the Buyer from assuming the defense of such suits, but shall release it from the obligation to indemnify the Seller for any cost it incurred up to that moment.

7. ANNUAL ESTIMATE. In the month of November of each year during the term of this agreement, the Seller shall supply the Buyer or its Technical Representative an estimate of the weekly distribution of the contracted volume for the following calendar year.

8. TRIMESTER ESTIMATE. At the end of each trimester the Seller shall present to the Buyer or its Technical Representative a written estimate of the volumes of all Fruit by size to be delivered in each one of the weeks of the following trimester (the “Trimester Estimate”).

9. FIVE WEEK ESTIMATE. Each week, on Friday, or any other day agreed to with the Buyer or the Technical Representative, the Seller shall deliver a written estimate of the volumes of all Fruit to be delivered in each one of the five (5) following weeks (the “Five Week Estimate”). The parties agree that the volume of Fruit indicated by the Seller for the first (1) week of each Five Week Estimate shall be deemed as the firm volume that the Seller shall be obligated to sell and the Buyer shall be obligated to purchase, within the conditions agreed upon in this Agreement, and shall not be modified in the subsequent Five Week Estimates. All in all, the Seller may, at its election, deliver per shipment up to 3% more or less of the Fruit estimated as firm. The Seller shall round the amount that results from that percentage to the following whole number of fully loaded Containers.

10. CONTAINERS. The Buyer shall supply the Seller directly or through its Technical Representative the Containers necessary for the transport of the Fruit that exceeds the first 15,400 weekly boxes between the Port of Destination and up to the Port of Destination, and the Containers, chassis with gensets necessary for the transport of all the Fruit between the farm and the Port of Shipment, making them available in the yard corresponding to the Port of Limón in Costa Rica, designated by the Buyer. Such Containers shall comply with the qualities set forth in Exhibit E) and specifically must have the ability to monitor and register historic temperatures, otherwise the Buyer shall bear half of the cost of the corresponding temperature sensors, which shall initially be Rayan brand.

These elements must be made available to the Seller each week during the term of this Agreement and at least two (2) days in advance of the date of arrival of the vessel at the Port of Shipment to be delivered to the Plantation for packing of the Fruit and transportation to the Port of Shipment and to the Port of Destination, where the Buyer shall receive them. If the Buyer should have the availability for delivery, then it shall be done three (3) days in advance.

Likewise, on a weekly basis, the Buyer shall deliver to the Seller at the Port of Destination and with reasonable anticipation, empty Containers that shall be returned by the Seller to the corresponding yard at Port of Limón in Costa Rica for delivery to the Buyer or its Technical Representative.

The Seller may use, without cost, the Containers in the return trip to transport merchandise, except with agrochemicals and corrosive or toxic substances, being obligated to deliver all the Containers that were loaded in the United States port for their return to the Buyer’s yard in Costa Rica within a time period of 24 hours following the unloading of the vessel in Costa Rica and being responsible for any possible delay or damage that may result from such practice. The Buyer shall tolerate deliveries within 48 hours following the unloading when this does not cause scheduling problems. For Colombia, they shall only be utilized with paper and in case of third party cargo, and in Colombia as well as in Costa Rica, the Containers shall not be delivered to them.

In the case of delays in the delivery of any Container due to this practice, the Seller shall guarantee the delivery of the promised volume within the firm estimates, for which the transport shall be done in containers of the rotation, if available, or in Seller’s own containers or below decks, in which case the Fruit shall be warehoused in the Seller’s cold room.

The transporter used by the Seller for transit of the Containers within Costa Rica shall have the corresponding insurance to cover all risk.

The Buyer guarantees that the refrigeration systems of the Containers it shall provide to the Seller will be in perfect operational state at the moment of its delivery to the Seller. In the event Fruit is lost due to a failure in the refrigeration system of one or more of the containers, the risk of loss of such Fruit shall be on account of the Buyer.

The Buyer directly or through its Technical Representative shall provide to the Seller, at cost and at the Port of Shipment, the yard services in connection with the refrigeration of the Containers that may be required prior to exportation.

The parties have established a procedure and format for the inspection of the Containers before each delivery among the parties is completed, as provided in Exhibit E-1. Neither party shall charge the other party any sum whatsoever in order to carry out this procedure.

SECTION FIVE. QUALITY AND HEALTHINESS.

1. PARTICIPATION IN QUALITY CONTROL ACTIVITIES. The Seller and the Buyer acknowledge that the quality of the Fruit in the destination markets is essential for its continued marketing success. In such markets, the quality of the Fruit is not only limited to its physical characteristics, but also to the conditions in which such Fruit is produced, including the correct application of agrochemicals, the environmental impact of the production activities and the social and labor conditions in which such activities are engaged. The Seller and the Producers similarly will endeavor to participate in all reasonable quality control activities, such as the establishment and maintenance of process controls and the correct and accurate gathering of data regarding the quality of the Fruit, as well as the transmission and delivery of the same to the Buyer. The Seller and the Producers agree to grant access, at any moment, during normal business hours, to the Plantation, to quality control technicians designated by the Buyer or the Technical Representative, but never accompanied by third parties, in order for them to evaluate the field and the packing plants of the pineapples that potentially constitute the Fruit to be sold pursuant to this Agreement, provided that management and liability over the production process and post-harvest fall upon the Seller and are known and acceptable to the Buyer. All in all, the Buyer agrees not to disclose to the rest of its producers, and not to use in its own plantations, if any, the technical secrets of the Seller. All visits must be coordinated with the plantation manager and the Buyer shall refrain from taking pictures, video or images, etc.

In special cases and with the Seller’s prior authorization, the Buyer may visit the plantations accompanied by clients that buy the Fruit and international certifying organizations such as EUREP-GAP or Rainforest Alliance. The visits shall be previously announced, in writing, and the Seller may be able to deny authorization but never in an unreasonable manner. These visits shall be governed by the rules established in this agreement.

2. SELECTION AND REJECTION OF FRUIT. The Buyer shall have the right to reject any fruit that does not comply with the quality requirements set forth in this Agreement. The inspection and rejection shall be conducted by the Buyer, at its own expense, at the packing plant, the farms’ cold rooms, the Port of Shipment and/or the Port of Destination, within the twenty-four hours following its unloading and before it leaves the premises. Banacol Marketing Corporation shall provide the Buyer an adequate area within the Port of Destination to conduct the quality inspection and shall bear any costs which may result from the movement of the Containers during such inspection, but any additional movement shall be on the Buyer’s account. Any disagreements arising from the selection of Fruit shall be settled with the participation of both parties in accordance with the Quality Manual attached hereto as Exhibit C). It is expressly agreed upon by the parties that the quality specifications are standard for all producers of the Buyer and are used by the Buyer for its Venetian brand, and are set forth in the Quality Manual. In the event that at any time it is perceived that certain farms within the Plantation present more quality control issues than others, the Seller covenants not to provide an amount of Fruit greater than the proportional amount of the quantity of Fruit exported by it from such farms of its Venetia brand. In the event of a rejection, the pineapple may be used by the Seller to be sold, under a brand that is different from that of the Buyer or for uses that do not imply the use of a brand, provided that in such case the Buyer shall be notified of the company or natural person that acquired the Fruit.

All in all, the Seller shall be responsible before the Buyer, even after the delivery, when quality problems shall present themselves because of Packaging Mistakes. This responsibility shall be limited to a maximum sum equal to the price paid by the Buyer to the Seller for the Fruit, but it shall never respond for an amount greater than the discount the Buyer would have to grant its client because of this Packaging Mistake, being this the only, total and definitive indemnization to which the Buyer shall be entitled for these events and in no case shall the Seller be responsible for collateral, eventual or consequential damages suffered by the Buyer or its affiliates due to these occurrences.

3. INFRASTRUCTURE. The Seller and the Producers declare and guarantee that the Plantation complies and shall comply, during the term of this Agreement, with the infrastructure requirements and conditions necessary to produce, process and transport the Fruit in the volumes and of the quality that has been agreed upon in this Agreement, specifically clean and safe packaging plants and access routes in conditions that are adequate to support traffic of transportation equipment without detriment to the quality of the Fruit.

4. AGROCHEMICALS. In order to ensure compliance with the laws regarding agrochemicals for food products entering such markets, as well as to protect the occupational health conditions, the environment and the quality of the Fruit, the Seller and the Producers agree to apply, during the production process and the post-harvest phase, solely pesticides, herbicides, fungicides, insecticides, plant growth regulators or other chemical or organic substances, natural, artificial or synthetic, that have been previously authorized by the governments of Costa Rica, the United States of America and the corresponding authorities of the European Union. The Buyer covenants to deliver, from time to time, to the Seller and, through the Seller, to the Producers, a list of those products and substances that are authorized in those countries. In case the Seller or the Producers breach the obligations assumed in this clause, or if the Fruit is delivered damaged or mistreated due to agrochemicals or with residual levels greater than those allowed by the pertinent regulations, the Buyer is hereby entitled to suspend the purchase of Fruit from the affected area of the Plantation as long as the noxious effects shall last, provided that such suspension shall not imply changes in the volumes committed to in this agreement.

5. APPLICATION. In order to assure the safe use of pesticides (herbicides, nematicides, insecticides, fungicides, plant growth regulators, etc.) and to protect the health of its workers, the Seller and the Producers agree to organize the field work in such a manner that the field workers are not present in the Plantation areas that are being treated with pesticides in observance of the reentry periods established by the Environmental Protection Agency of the United States of America (US EPA). For those workers that must enter an area of the Plantation being treated with pesticides, the Seller and the Producers covenant to provide them with adequate protection equipment.

SECTION SIX. CORPORATE RESPONSIBILITY, ENVIRONMENTAL AND LABOR.

1. CORPORATE RESPONSIBILITY. The Seller and the Producers represent that they recognize the Buyer’s commitment with respect to Corporate Responsibility, assumed through its Code of Conduct. The Seller recognizes and accepts that it has received a copy of the Buyer’s Code of Conduct and understands the commitments and social obligations that the

Buyer aspires to put into practice in all of its operations, including those of its suppliers, particularly in the area of labor standards, quality and security of the foodstuffs, environmental protection, and community relations. The Seller shall endeavor to maintain a continuous improvement of the standards and social and environmental practices under which it produces the Fruit.

During the term of this Agreement, the Seller shall comply and adopt the regulations regarding environmental impact, public health, workplace hygiene and other aspects related to the protection of the environment in existence in the Republic of Costa Rica, the United States of America and the European Union. Such regulations include those issued by local and national authorities, as well as by the governmental authorities of the countries of the destination markets, to the extent they impede the marketing of the Fruit. In the case of international agreements and treaties, those signed and ratified by the Republic of Costa Rica shall be respected.

2. ENVIRONMENTAL PROTECTION. The Seller and the Producers covenant to maintain, during the term of this Agreement, the EUREP-GAP certification. In case the farms are decertified or their certification is suspended by the verifying entity, the Seller and the Producers shall have a term of six (6) months from the day of the decertification or suspension notice to recertify the farm or farms. If the Seller and the corresponding Producers are unable to comply with their respective obligations set forth herein, the Buyer shall have the right to suspend the purchase of Fruit from the farms, without prejudice of being reinstituted in the event it again obtains the certifications or complies with the standards.

For the farms that constitute the Plantation that lack such certifications and/or that of the S.A. 8000 standard at the execution of this agreement, the corresponding Seller and the Producers hereby covenant to obtain such certifications within the term of eighteen (18) months from the date the term of this agreement commences. In case the corresponding Seller and the Producers do not comply with the obligations hereby acquired, the Buyer shall have the right suspend the purchase of Fruit from such farms without prejudice of being reinstituted in the event they obtain the certifications.

In the case the Buyer’s clients or the laws of the United States of America or the European Union require a type of certification, the Seller covenants to obtain such certification within a reasonable period of time, on its own account and cost in the case of certifications required by the market or the laws of the United States of America or the European Union and on the Buyer’s account and cost with respect to certifications required by the Buyer’s clients.

3. LABOR MATTERS. During the term of this Agreement, the Seller and the Producers covenant to specially comply with the following practices regarding labor matters:

•	Not to use child labor, as defined in the Code of Conduct.

•	No to use any for form of forced or mandatory labor.

•	Not to violate the right of free association and collective bargaining of its workers.

•	Not to discriminate in the hiring, firing and training of its employees based on sex, sexual orientation, ethnic or national origin, political and union affiliation or religious beliefs.

•	Comply with the labor, social and environmental legislation of the Republic of Costa Rica and those treaties signed, even if they have not been ratified, by the Republic of Costa Rica, included in the Code of Conduct.

The serious or systematic violation of any of the aforementioned practices shall empower the Buyer to suspend the purchase of Fruit from the affected area, without prejudice of being reinstituted in case the situation is remedied to the satisfaction of both parties.

In order to carry out periodic evaluations of the compliance with all of the obligations regarding Corporate Responsibility, the Seller and the Producers grant the Buyer or its Technical Representative the right to have its employees freely enter the Plantation, with or without prior notice but always in coordination with the party responsible for the farm at the moment of the visit, with the purpose of inspecting the operations, infrastructure, documents, including electronic archives related to matters of Corporate Responsibility, and interview the employees and workers. The Seller, Producers and the Buyer, in common accord, shall develop a strict plan in order to remedy the duly documented and proven breaches detected during the evaluations. In no case shall the Buyer require the adoption by the Seller or the Producers of practices or the compliance with conditions related to Corporate Responsibility greater than those adopted by the subsidiaries or affiliates of the Buyer in other Latin American countries nor those required of other vendors or suppliers of goods or services in Latin America in agreements of a similar nature. The Buyer and the Seller agree that the rating achieved, the agreed upon objectives and any correspondence related to the compliance by the Seller with these standards shall be handled in a confidential manner before third parties and shall not be revealed without the approval of both parties.

SECTION SEVEN: SAFETY AND HARMLESSNESS OF FOODSTUFFS. The Sellers and the Producers acknowledge that the health and security of the consumers of the Fruit are of special importance and therefore covenant to follow each and every one of the recommendations made by the Buyer or its Technical Representative with respect to the modification of processes, modification of infrastructure, documentary practices, process controls, and hygienic and sanitary practices with respect to the safety and harmlessness of foodstuffs. Such recommendations shall in no event exceed the compliance levels assumed by subsidiaries or affiliates of the Buyer in Latin America. Furthermore, in case the legislation of the counties that comprise the destination markets shall require some type of certification, the Seller covenants to obtain such certification at its own cost and within an opportune time period. In case the Buyer’s clients shall require some type of certification particular to them, the Seller covenants to obtain it in an opportune time period at the Buyer’s expense. In case of the non-performance of the obligations assumed in this part by the Seller or the Producers, or if the Fruit is delivered damaged or mistreated due to agrochemicals or with residual levels exceeding those permitted by the pertinent regulations, the Buyer is empowered by the Seller and the Producers to suspend immediately and without any responsibility on its part, the purchase of the Fruit from the affected part of the Plantation as long as the noxious effects or foreseeable damages endure, without prejudice to the rejection of such Fruit for non-compliance with the agreed-upon specifications. In addition, each party shall assume its corresponding legal responsibility if the Fruit shall result to be a danger to the health of the consumers or the people. The Seller shall provide the Buyer with the necessary cooperation in those cases where it shall be forced to recall the Fruit from the market due to the Fruit’s content of residual levels higher than those permitted in the Fruit’s destination markets.

SECTION EIGHT: FORCE MAJEURE, SUSPENSION AND TERMINATION.

1. FORCE MAJEURE. The rights and obligations of the Buyers and the Seller, arising from this Agreement, shall be strictly performed by both parties, except in the case of a breach caused by an Act of God or Force Majeure, such as the application of restrictions to international commerce by the governmental authorities of the Republic of Costa Rica or the United States of America, strikes, including strikes that completely impede the work of the Plantation, shipments, transport and unloading of pineapples in the country of origin or destination country; or strikes caused in transports, natural flowering of the Plantation that result in a decrease of five percent (5%) or more of the total production of pineapple according to the annual estimate for such agreed upon total production, war, uprising, revolution, riot, invasion, sabotage and causes of a similar nature, duly verified; provided, that, no alternative solution exists.

Any cause of Force Majeure that impedes the performance of this Agreement or that makes its performance impossible or that implies the violation of laws or regulatory provisions applicable to one of the parties, shall suspend its effects, but only during the term or as to the portion in which such Force Majeure shall impede or make impossible its execution. In case events arise similar to the aforementioned that partially impede the execution of this Agreement, the same shall continue to perform that part which is possible to continue performing. It is expressly agreed by the parties that the change of economic circumstances for one of the parties shall not constitute Force Majeure.

2. PROCEDURES AND CAUSES FOR SUSPENSION. Both parties may totally or partially suspend, as the case may be, the performance of the obligations imposed by this Agreement due to the occurrence of one or more of the events described as Force Majeure; provided, that, such events make it impossible for the party invoking the suspension to totally or partially continue with this Agreement.

It is expressly agreed by the parties that the causes for suspension must be directly related to the performance of the contractual obligations and that the same suspension shall only have effect with respect to the obligations affected by the cause and solely in relation to the part of the Plantation affected by the cause. The cause shall also be verified, of sufficient magnitude to justify the suspension and no alternative shall exist to overcome it. The cause for suspension shall be communicated, by the party that invokes the suspension to the other party, in written form and at the respective notification address.

The suspension shall take effect the day after receipt by the party against whom the suspension is being invoked of the notification indicating the reason or reasons for the suspension. The suspension of the obligations arising out of this Agreement shall not interrupt the original term of this Agreement, which shall continue to run as long as the suspension shall last. The Seller shall not use the Markings during the suspension period.

If the Buyer alleges the suspension, except if such causes are attributable to the Seller, the Seller shall have the right to sell the Fruit produced during the suspension period to third parties, unless the Buyer shall decide to pay the prices agreed upon in this Agreement for Fruit That Is Not Exported. In the event the Seller completely suspends the agreement under no circumstances shall the Seller dispose of Fruit produced in the Plantation destined for external markets without first obtaining the express written consent of the Buyer.

3. TERMINATION. The following shall be causes for the anticipated unilateral termination of this Agreement:

•	For the invoking party, the complete suspension of the execution of the obligations arising pursuant to this Agreement that last for more than twelve (12) months.

•	The material breach of any of the obligations of this Agreement. A material breach of the obligations is a breach that results in significant economic damages for the party that has not breached its obligations and that is not adequately cured by the breaching party within a reasonable time period that will necessarily be adjusted to the nature and magnitude of the breach and, in no case, except when agreed upon by the parties, shall exceed forty-five (45) natural days from the day of receipt of the written notification sent by the other party in which it informs of such breach. Notwithstanding the foregoing, in the event the Buyer has failed to pay, this period of time shall not exceed seven (7) days. The termination shall enter into effect fifteen (15) days after receipt by the breached party of the written notification specifying the cause of the termination sent by the party invoking the termination.

SECTION NINE: OTHER CONDITIONS.

1. ASSIGNMENT OF THE AGREEMENT. This Agreement may not be assigned or transferred in whole or in part to any natural person or legal entity by any one of the parties without the prior express written consent of the other party. Notwithstanding the foregoing, the Buyer in this act authorizes the Seller to assign as a guarantee the economic rights derived from this Agreement in favor of various banking and financial institutions, for which the Seller shall notify the Buyer prior to the perfection of such assignment the terms of the same.

2. GUARANTEE; INDEMNIFICATION FOR EVICTION. The Seller guarantees to the Buyer that the Fruit acquired by virtue of this Agreement shall be free of liens and commitments of any type that affect the Buyer’s enjoyment and free disposition. Therefore, the Seller agrees to indemnify for eviction and assumes absolute responsibility for any event, delay or loss that arises because of the breach of this guarantee. In case suits are established with respect to the Fruit object of this agreement, the Seller shall have the option of assuming the defense with its own attorneys at its cost and under its exclusive control, for which the Buyer shall provide the necessary collaboration, including the granting of powers of attorney in favor of the attorney’s the Seller shall indicate. The Buyer covenants to notify the Seller in an opportune manner regarding the existence of any claim or the establishment of any suit of this nature against the Buyer. The failure to notify in an opportune manner shall not prevent the Seller from assuming the defense of such suits, but it shall release Seller from the obligation to indemnify the Buyer for any expense incurred up until that moment. All in all, if the Seller unduly disposes of Fruit that has been sold and delivered by virtue of this Agreement to the Buyer in favor of third parties, the Buyer, and the Seller hereby irrevocably authorizes such action, may exercise the civil, commercial and criminal actions within its reach in any court or jurisdiction, to impede the undue disposal of the Fruit. The Seller shall be responsible and shall indemnify the Buyer against all damages it may have caused with such actions, of the sale of Fruit to third parties, without prejudice to the rights of the Buyer with respect to the potential material breach of this agreement that such violation represents.

3. INSURANCE CLAIMS. The Seller and the Buyer shall mutually cooperate in the transmittal, documentation, delivery of evidence and claims processing of insurance with respect to the losses or damages to the Fruit and other disasters.

4. NOTIFICATIONS. The parties set forth the following addresses and persons to receive written notifications related to this Agreement:

The Seller: Banana International Corporation, Enviagdo, Colombia, Calle 26 Sur #48-12. Attention: President and Secretary, with a copy to Banacol de Costa Rica, Attention: Manager, Condominio Parque Empresarial Forum-Tercera Etapa General-Segunda Etapa de Desarrollo, distrito 3, Pozos; cantón 9, Santa Ana, de la provincia de San Jose, Costa Rica.

The Buyer: 250 East Fifth Street, Cincinnati, OH 45202. USA, Attention: General Counsel, with a copy to Vice President Global Sourcing, Chiquita Brands, Edificio Forum, Santa Ana, Costa Rica.

The Parties may establish, by common accord, alternate notification procedures related to operational aspects. Such agreements shall be duly documented.

5. FAILURE IN THE EXERCISE OF RIGHTS. The failure of any party to notify or exercise any right arising under this Agreement shall not signify the waiver of such right, unless the party that waives such right shall notify, in writing, the other party. The waiver of any party to any right arising under this Agreement shall not signify the waiver to any right of a similar nature possibly arising after the date of this Agreement. The fact that one of the parties allows, one or more times, the other party to breach its obligations or perform them incompletely or in a manner different from that agreed upon or does not insist upon the exact performance of such obligations or does not promptly exercise the contractual or legal rights it is entitled to, shall not be deemed nor shall it entail a modification to this Agreement nor shall it in any case constitute an impediment, in the future, for such party to insist on the specific and faithful performance of the obligations of the other party or exercise the conventional or legal rights to which it is entitled.

6. EXHIBITS. Each one of the exhibits indicated in this Agreement and attached hereto is hereby incorporated by reference and form an integral part of this Agreement.

7. WITHHOLDING AND SETOFF. In the event the Seller shall come to owe money to the Buyer or a company affiliated to the Buyer for the supply of materials, raw materials or services, the Seller authorizes the Buyer to carry out the withholdings and setoffs corresponding to the payments in order to pay owed and past due sums that are liquid and enforceable. Likewise, the Buyer is authorized to withhold liquid and enforceable obligations on account of Invesmar Limited regarding the stock purchase agreement mentioned at the beginning of this Agreement.

8. SEVERABILITY. In case any of the provisions contained in this Agreement were declared null and void, the parties agree that such nullity shall not affect the whole of this Agreement with regard to the validity of the other provisions of this Agreement that have not been declared null and void.

9. ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto represent the entire agreement between the parties. All of the conversations, communications, expressions, promises and previous declarations, written or oral, between the parties or between affiliated companies and the employees, agents or representatives of these, are contained in this Agreement. Except for an express provision to the contrary in this Agreement, any modification shall be in writing, signed by both parties.

10. DISCLOSURE OF FINANCIAL STATEMENTS. Upon the Seller’s request, the Buyer shall deliver its individual and current financial statements and those of its guarantors to be provided to the banks and other entities the Seller shall contact in order to obtain financing. The financial statements must be individual of the Buyer and its guarantors, but not consolidated of the Buyer’s entire group, except if expressly requested in such form. Similarly, the Buyer shall provide the best cooperation of its responsible financiers and other employees to attend to the questions and requirements that these financial entities could have.

11. CONFIDENTIALITY. As long as this Agreement shall continue in full force and effect, the parties agree to maintain its content confidential from any third parties, except by written authorization of the other party or an order of a competent authority. This obligation shall not apply to the financial institutions. The confidentiality obligations of each of the parties under this Agreement shall survive the termination of this Agreement.

12. CONTRACTUAL GOOD FAITH. This Agreement is entered into based on the good faith of both parties in the development of the agreement, avoiding each party, within the scope of law, any and all behavior whose objective is the artificial manipulation of the reference price of pineapples and as an integral part of the Stock Purchase Agreement referred to in the beginning of this Agreement.

13. TAXES. The Buyer and the Seller agree to comply, individually and in that which corresponds to each party, with the legislations and tax provisions that apply to the parties,

to this agreement or to the profits derived from the same. The Buyer and the Seller state that they will pay each and every one of the taxes imposed on revenues, profits, and sales that exist or that shall exist in the future and that are applicable for any legal reason.

14. COMPLIANCE WITH LAWS AND REGULATIONS. Both parties state that they will comply with all the laws, regulations, agreements and other legal provisions that are applicable to them now or during the term of this agreement.

15. INTERDICTION EFFORTS REGARDING THE TRAFFICKING OF ILLEGAL DRUGS AND OTHER TYPES OF CONTRABAND. The parties agree to cooperate in the establishment and maintenance of adequate controls in all of the operational chain to limit, to the extent possible, the shipment of illegal drugs or other types of contraband in the cargo delivered to the Buyer at the Ports of Shipment and/or Unloading, as the case may be.

SECTION TEN. TERM OF THIS AGREEMENT

1. TERM. Subject to the provisions of Section Thirteen regarding the validity and effect of this agreement, this Agreement shall have a term of eight (8) years from the date of the shipment scheduled for the week of March 31, 2004, and shall end with the shipment made on the week corresponding to March 31, 2012. This term shall be in effect if, in addition, the banana supply agreement entered into by the Seller with Chiquita International Limited, as the buyer, for an equal term shall be still in effect. Therefore, the anticipated termination of the banana supply agreement for any cause attributable to one of the parties shall provide the party that is not at fault the option of terminating this Agreement or to continue its performance. This decision must be made within three (3) months following the declaration of the breach of the banana agreement by means of an arbitration decision provided by the agreed upon arbitration panel, unless such a decision shall be unnecessary due to a termination based in a total suspension of the banana agreement that lasts for a term greater than twelve months, in which case the termination of this agreement may be carried out immediately after the termination of such banana agreement.

2. GRADUAL TERMINATION. Notwithstanding the foregoing, in the event that Chiquita International Limited shall exercise its option for the gradual termination of the banana purchase agreement entered into by Chiquita International Limited and Banana International Corporation, at the Seller’s option, it may, by means of written notification to the Buyer at least five (5) months prior to the termination of this agreement, opt to continue with this Agreement for three years in addition to the agreed-up term, through a gradual reduction of the volume of twenty-five percent annually commencing on the first additional year (seventy-five percent the first year, fifty percent the second year, and twenty-five percent the third year), at the prices [*]. The Buyer may refuse the gradual termination of this agreement, in which case this agreement shall terminate on the initially provided for date and will provide the Seller with the right to refuse the gradual termination of the banana agreement entered into between it and Chiquita International Limited.

3. UNFORESEEN CIRCUMSTANCES. The parties expressly agree that the fact that, at any given moment, this Agreement may yield a loss to the Buyer or the Seller or that its performance would be onerous to any of the parties, shall not be an excuse to request its termination, renegotiation or modification. The parties expressly and in advance waive any right or prerogative to request the revision of this Agreement that because of these circumstances it may possess.

SECTION ELEVEN: ARBITRATION AND APPLICABLE LAW.

1. ARBITRATION. The parties agree that in any and all conflicts, differences or claims related to this Agreement, including, but not limited to, the existence, validity or termination, or with respect to the severance of the same and specially with its object, interpretation, application or execution, shall be resolved by means of arbitration pursuant to the rules, before and administered by the American Arbitration Association (AAA), and in conformity with its rules and procedures. Notwithstanding the foregoing, the parties at any moment may examine, with the most objective and amicable intent, any divergence that could arise with respect to this Agreement. The arbitration shall take place in the city of Miami, State of Florida, United States of America. As such, the parties shall waive the jurisdiction and laws of its respective domiciles and to any other competency that could correspond and shall submit any controversy related with this Agreement to arbitration that shall abide by the following rules:

•	The arbitration panel shall be composed by three mediators selected utilizing the procedures of the American Arbitration Association (AAA).

•	Notwithstanding the foregoing, with respect to cautionary measures, such as sequestering, suspension, conservation measures, cautions, declaratory measures, discovery of evidence, search and seizures, may be clarified before any competent court. This provision shall also apply with respect to payments received and to be received by the Seller or possessed by the Buyer in any part of the world and to the cautionary measures over the same.

•	The minutes of the arbitration shall be kept in Spanish and all of the mediators shall be fluent in Spanish. All submissions must be presented in Spanish. All the expenses, costs and legal fees incurred by each party shall be paid by the party that incurs them. The cost of arbitration (including registration rights) shall be shared in equal amounts by the parties in the litigation.]

2. APPLICABLE LAW. This agreement shall be governed by and interpreted according to the internal laws of the State of Florida without giving effect to any decision or conflict with respect to the legal or regulatory provisions (be they from the State of Florida or any other jurisdiction) that may result in the application of the laws of any jurisdiction other than the State of Florida.

SECTION TWELVE: SANCTIONS

1. PENAL CLAUSE. The breach of this Agreement declared by an arbitration panel decision pursuant to the procedure agreed upon in this Agreement, [whether it causes the termination of this Agreement pursuant to Section Eight, Clause 3,] shall bind the breaching party to pay to the other party that complied or attempted to comply, a penalty in immediately available funds equal to [*] for every box of volume of pineapples that has not been delivered or purchased during the rest of the term of this Agreement or each extension, if any. Such penalty shall constitute the sole and definitive payment of the entire damages to which the affected party may have any right, including any prejudice for collateral, eventual or consequential damages. The payment of such penalty shall free the breaching party from the performance of any other obligation arising pursuant to this Agreement. Notwithstanding the foregoing, the breached party shall have the right to continue to demand the fulfillment of the International Banana Purchase Agreement entered into on this date between Chiquita International Limited and Banana International Corporation.

2. FRUIT THAT IS NOT EXPORTED. The Buyer shall notify the Seller when it decides not to receive Fruit which it has an obligation to purchase. The Buyer shall include in such notification the amounts which will not be received and the week or weeks in which the receipt of Fruit that the Buyer has an obligation to purchase under this Agreement will be restricted. Fruit That Is Not Exported shall remain the property of the Seller. The Seller shall be entitled to receive as sole and definitive penalty, an amount equal to the value established annually by size for the provisional invoice, minus the costs not incurred, payable in a term equal to the term stipulated for the payment of the Fruit following the date in which the Buyer was to receive the Fruit and decided not to receive it. The same penalty shall be paid in case the Seller cannot receive the Fruit, for any reason. The Seller may sell such Fruit to another buyer, but the money obtained shall be deducted from the amount of the indemnity by the Buyer and if cancelled, shall be reimbursed immediately.

3. FAILURE OF DELIVERED VOLUMES. If the Seller defaults on the Volume agreed upon for a particular year in which this Agreement is in effect it shall recognize to the Buyer the sum of [*] per undelivered box, unless this figure is less than 50,000 boxes, in which case the Seller shall replace it the following year. This amount may be deducted directly from any money that the Buyer may owe to the Seller. This shall be the only, total and definitive indemnization paid by the Seller to the Buyer under this concept, but in no case shall be responsible for collateral, eventual or consequential damages suffered by the Buyer or its affiliates due to this occurrence.

SECTION THIRTEEN. The validity and binding effect of this Agreement is subject to the signature of the contract known as the Stock Purchase Agreement that shall be signed by and between Chiquita International Limited and Chiquita Brands, LLC, on the one part, and by Invesmar Limited, on the other, and the consummation of the transactions contemplated in said agreement on the Closing Date and, therefore, once such agreement has been signed and the transactions contemplated therein have been consummated as of the Closing Date, the present agreement shall be valid retroactive to March 31, 2004.

SECTION FOURTEEN. PERFORMANCE GUARANTEES OF THE AGREEMENT. The companies domiciled in San Jose, Industria Cartonera Inca, Sociedad Anónima, legal entity identity document number: three one zero one one one one three three five (3101111335); Compañía Agrícola Industrial San Cayetano, Sociedad Anónima, legal entity identity document number: three hundred one eight three eight five nine (30183859); Frutas Tropicales Venecia, Sociedad Anónima, legal entity identity document number: three hundred one zero eighty-three thousand two hundred ninety-one (301083291); which sell Fruit to the Seller are aware of the terms and conditions of this pineapple purchase agreement, which they accept to faithfully perform by jointly and severally guaranteeing its performance before the Buyer, taking individual responsibility for the payment of any sum that the Seller shall owe to the Buyer for any reason, be it outstanding balances of any nature or indemnified damages caused by the breach of this Agreement.

In consideration of the aforementioned, the present agreement is signed in the city of Envigado, Republic of Colombia, on April 16, 2004.

The Seller:		The Buyer:

BANANA INTERNATIONAL CORPORATION		CHIQUITA FRUPAC INC.

By:	/s/ Victor Henríquez Velasquez	By:	/s/ John Ordman

Name:	VICTOR HENRÍQUEZ VELASQUEZ	Name:	JOHN ORDMAN
Title:	President	Title:	President

GUARANTORS:

INDUSTRIA CARTONERA INCA S.A. COMPAÑÍA AGRICOLA INDUSTRIAL SAN CAYETANO S.A. FRUTAS TROPICALES VENECIA S.A.

By:	/s/ Victor Henríquez Velasquez

Name:	Victor Henríquez Velasquez
Title:	President and General Legal Representative